EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 8, 2024	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK HAS MADE $120 MILLION

IN AFFORDABLE HOUSING AND COMMUNITY DEVELOPMENT SUPPORT

AVAILABLE THROUGH FIRST FOUR MONTHS OF 2024

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) announced that through the first four months of 2024, it has made available $120 million in support for affordable housing and community development efforts through a number of programs that will be funded this year:

•	On January 8, the FHLBNY launched the 2024 Round of its Homebuyer Dream Program® (“HDP®”) with $28.9 million in available grants. The HDP is a Homeownership Set-Aside program managed within the FHLBNY’s Affordable Housing Program and provides grants to be used towards down payment and closing cost assistance to first-time homebuyers earning at or below 80% of the Area Median Income (“AMI”).

•	On March 18, the FHLBNY opened the inaugural Homebuyer Dream Program Plus (“HDP Plus”) round with $10.3 million in available grants. The HDP Plus program is complementary to the HDP, and provides funding support for down payment and closing cost assistance to first-time homebuyers earning between 80% and 120-150% of AMI.

•	On March 18, the FHLBNY also launched the second round of its 0% Development Advance (“ZDA”) Program, which provides members with subsidized funding in the form of interest rate credits to assist in originating loans or purchasing loans/investments that meet the eligibility criteria under its Business Development Advance, Climate Development Advance, Infrastructure Development Advance and/or Tribal Development Advance products. The FHLBNY made $10 million in interest rate credits available in the current ZDA Program round.

•	And on April 22, the FHLBNY opened the 2024 General Fund Round of its Affordable Housing Program (“AHP”) with a total of $70.8 million in grant funds available. The AHP was created by Congress in 1989, and each year since 1990 the FHLBNY has set aside at least 10% of its private earnings to support the creation and preservation of housing for lower income households and individuals through AHP grants.

“Our foundational mission is to provide our members with a reliable source of liquidity, which supports their local lending efforts and positions us to make the broadest possible impact in the communities we serve,” said José R. González, president and CEO of the FHLBNY. “But we also take great pride in being able to make a more direct and targeted impact through our housing and community development programs and products.  These offerings are funded by our earnings and incorporated into our strategy, reflecting a commitment to strengthening communities that runs through our entire cooperative.”

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Each Federal Home Loan Bank is required by statute to contribute a minimum of 10% of net income to its Affordable Housing Program, which for the FHLBNY also includes the Homebuyer Dream Program.  In 2023, each of the 11 Federal Home Loan Banks voluntarily agreed to contribute a total of 15% of its net income to affordable housing and community development initiatives on a go forward basis.  The FHLBNY has allocated 15% of its 2023 net income to fund these initiatives for 2024 – starting with the available funding announced in the first four months of the year.

“As we move through the rest of 2024, we will continue to identify opportunities to join with our members and community partners to fund efforts that support housing and community development throughout our region,” said Mr. González.

On May 7, the Council of Federal Home Loan Banks announced that the Federal Home Loan Banks expect to collectively contribute approximately $1 billion toward affordable housing and community development initiatives in 2024, firmly establishing the Federal Home Loan Bank System as one of the largest sources of private funding for affordable housing in the country.

About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of March 31, 2024, the FHLBNY serves 336 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The FHLBNY’s mission is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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